Prospectus Supplement No. 1 (To Prospectus Dated April 29, 2020)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-237736

Common Stock

This Prospectus Supplement supplements, and should be read in conjunction with, our Prospectus included in Registration Statement on Form S-3 (Registration No. 333-237736) dated April 29, 2020 (the “Prospectus”). This Prospectus Supplement must be delivered with the Prospectus.

The information in the Prospectus in the section titled “Selling Stockholders” is amended by this Prospectus Supplement to reflect the transfer by Highbridge Tactical Credit Master Fund, L.P. of a warrant to purchase 489,938 shares of our common stock to Highbridge Tactical Credit Institutional Fund, Ltd.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 7, 2023.

SELLING STOCKHOLDERS

SUPPLEMENTAL INFORMATION

The table beginning on page 8 of the Prospectus in the section titled “Selling Stockholders” is amended as follows.

The table is hereby revised to reflect the following transfer: Highbridge Tactical Credit Master Fund, L.P. transferred warrants to purchase 489,938 shares of our common stock to Highbridge Tactical Credit Institutional Fund, Ltd. The beneficial ownership information for the selling stockholder listed below is as of July 1, 2023 and is based on 71,580,762 shares outstanding as of such date.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number	Percent	Number	Number	Percent
Highbridge Tactical Credit Master Fund, L.P. (1)(2)	1,923,549	2.7%	1,923,549	-	-
Highbridge Tactical Credit Institutional Fund, Ltd. (1)(2)	489,938	0.7%	489,938	-	-

(1) Highbridge Capital Management, LLC, a Delaware limited liability company, serves as the investment adviser to both Highbridge Tactical Credit Master Fund, L.P. and Highbridge Tactical Credit Institutional Fund, Ltd.

(2) Does not include shares of our common stock issuable upon conversion of our outstanding 7.50% Senior Secured Convertible Promissory Notes Due September 2024 held by Highbridge Tactical Credit Master Fund, L.P.